Exhibit (d)(2)

March 27, 2017

Donuts Inc.
10500 NE 8th Street, Suite 1450
Bellevue, WA 98004

Ladies and Gentlemen:

In connection with your consideration of a possible transaction with Rightside Group, Ltd. and/or its affiliates (collectively, with such affiliates, the “Company”) involving your direct or indirect acquisition of all or a majority of the Company’s capital stock or assets (each, a “Possible Transaction”), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, prospects, assets, liabilities and other confidential and proprietary information of the Company. In consideration for and as a condition to such information being furnished to you, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to you by or on behalf of the Company pursuant hereto (collectively referred to as the “Confidential Information”) in accordance with the provisions of this letter agreement (this “Agreement”), and to take or abstain from taking certain other actions hereinafter set forth. As detailed more specifically below, the Company acknowledges that it has pre-existing and/or ongoing business relationships with you and your affiliates (“Pre- Existing Relationships”) and agrees that this Agreement is not intended to restrict or restrain your or your affiliates’ activities with respect to those Pre-Existing Relationships.

The term “Confidential Information” shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents or materials prepared by you or your Representatives (as defined below) which contain Confidential Information furnished to you or your Representatives pursuant hereto. The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach hereof, (ii) was within your or your Representatives’ possession prior to being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to you or your Representatives on a confidential basis due to the Pre-Existing Relationships (subject to any confidentiality obligations in such Pre-Existing Relationships), or on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (iv) has been or is subsequently independently conceived or developed by you or your Representatives without use of or reference to the Confidential Information. For purposes hereof, “Representatives” shall mean a party’s affiliates, directors, officers, employees, current investors, Silicon Valley Bank (your current lender), agents and advisors, and only upon prior written approval of the Company (which approval shall not be unreasonably withheld, delayed or conditioned), any additional debt financing sources in connection with a Possible Transaction. The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

You hereby agree that you and your Representatives shall use the Confidential Information solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Confidential Information will be kept confidential by you and your Representatives and that you and your Representatives will not disclose any of the Confidential Information to any third parties other than to the Company and its Representatives; provided that (i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any of such information may be disclosed to your Representatives who have a need to know in respect of such information for the sole purpose of evaluating a Possible Transaction with the Company. With the exception of those Representatives that sign a Joinder Agreement (as defined below), you shall be responsible for any breach of this Agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person that this Agreement exists, that the Confidential Information has been made available to you, that discussions or negotiations are taking place concerning a Possible Transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), except in accordance with the procedures set forth in the immediately succeeding paragraph. Notwithstanding the foregoing, you may discuss your interest in a Possible Transaction to the parties listed on Exhibit A for so long as you give written notice (each a “Pre-Approved Party,” and together, the “Pre-Approved Parties”), including via email, to the Company prior to seeking their execution of a Joinder Agreement (as defined below) or similar agreement. For the avoidance of doubt, any parties listed in Exhibit A shall be subject to the Company’s pre-approval before being considered a “Pre-Approved Party.” Without limiting the generality of the foregoing, you further agree that you will not, directly or indirectly, share the Confidential Information with or enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any other person (other than your Representatives as permitted above), including other potential bidders and equity financing sources, regarding a Possible Transaction involving the Company without the prior written consent of the Company (which approval will not be unreasonably withheld, delayed or conditioned) and only upon such person executing a joinder agreement in substantially the form attached hereto as Exhibit B (“Joinder Agreement”) or another agreement in favor of the Company with confidentiality terms and conditions consistent with this Agreement. For the sake of clarity, you may share the Company’s Confidential Information with any of the Pre-Approved Parties that executes a Joinder Agreement or another agreement as noted in the previous sentence. Furthermore, you shall not enter into any agreement, arrangement or understanding with any debt financing source which would require or reasonably be expected to require that debt financing source to provide you with financing or other sources of capital on an exclusive basis with respect to a Possible Transaction with the Company; provided that the foregoing shall not prohibit the establishment of “tree” systems by your debt financing sources whereby separate working groups or “trees” will be formed and dedicated to you and each other party, respectively, considering a possible transaction involving the Company. In respect thereof, without your prior written consent, the Company will not, and will direct its representatives not to disclose to any person (a) that the Confidential Information has been made available to you, (b) that discussions are taking place concerning a Possible Transaction, or (c) any terms or other facts with respect to the Possible Transaction, including the status thereof and the existence of this Agreement. You further agree that, unless otherwise instructed by the Company, all communications regarding the proposed transaction, requests for additional information, requests for facility tours or management meetings, and discussions or questions regarding procedures, will be submitted or directed only to Barclays Capital Inc. (“Barclays”), as advisor to the Company, and not to the Company nor any other Representative of the Company.

In the event that you or any of your Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information (including any matters referred to in the immediately preceding paragraph), you shall provide the Company with prompt written notice to the extent not legally prohibited of any such request or requirement so that the Company may, at the Company’s sole expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, upon advice of your counsel, legally compelled to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises you is legally required to be disclosed, provided that you exercise your reasonable best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company, at the Company’s sole expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

If you decide that you do not wish to proceed with the Possible Transaction with the Company, you will promptly inform the Company of that decision. Upon the request of the Company for any reason or for no reason, you will promptly destroy all Confidential Information (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto, including any materials prepared by you or your Representatives containing, based upon or reflecting Confidential Information, and you shall certify in writing that such destruction has occurred, provided that you and your Representatives may retain Confidential Information for your files as required by your respective record retention policies or to comply with legal and/or regulatory requirements. Notwithstanding the destruction or retention of the Confidential Information, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

You understand and acknowledge that neither the Company nor any of its Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Confidential Information. Only those representations or warranties which are made in a final definitive agreement regarding the transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. Neither the Company, Barclays or any of their respective Representatives shall have any legal, fiduciary or other duty to any prospective or actual purchaser with respect to the manner in which any sale process is conducted. Furthermore, nothing contained in this Agreement nor the furnishing of Confidential Information shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of the Company, except for a limited right of use as specifically set forth herein. All right, title and interest in the Confidential Information shall remain with the Company.

In consideration of and as a condition to the Confidential Information being furnished to you, you hereby further agree that, without the prior written consent of the board of directors of the Company, during the Standstill Period (as defined below), neither you nor any of your affiliates who have received Confidential Information from you or on your behalf, acting alone or as part of a group, will (i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities (or direct or indirect rights or options to acquire any voting securities) of the Company, or any material portion of the assets or properties of the Company; (ii) make or participate in, directly or indirectly, any solicitation of proxies to vote, or to seek to influence or control, in any manner whatsoever, the voting of any securities of the Company; (iii) make any public announcement with respect to, or solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase or other similar extraordinary transaction involving the Company or any of its securities, assets or properties; (iv) form, join or in any way participate in, directly or indirectly, in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, in connection with any of the foregoing (v) publicly disclose, directly or indirectly, any intention, plan or arrangement inconsistent with any of the foregoing; (vi) advise, assist or encourage, directly or indirectly, any other person in connection with any of the foregoing; or (vii) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in this paragraph (the obligations pursuant to this paragraph being the “Standstill”). The “Standstill Period” means the period starting on the date of this Agreement and ending on the earliest to occur of (a) twelve months from the date of this Agreement, (b) the date that the Company makes a public announcement with respect to the Company or any of its affiliates or any of their respective stockholders with respect to a Sale Transaction (as defined below), or (c) the date that the Company enters into any agreement with respect to or announces a Sale Transaction. A “Sale Transaction” means the Company has entered into a transaction agreement (whether directly or indirectly, including through a merger, sale or issuance of stock, share exchange, tender or exchange offer, business combination, consolidation, restructuring, reorganization, sale or license of assets, recapitalization, reorganization or other transaction or series of transactions) involving or resulting in a sale or transfer of (x) more than 50% of the capital stock of the Company (including through the sale of options, warrants, convertible securities or exchangeable securities that would result in a person or group having beneficial ownership of more than 50% of the Company’s voting securities within the meaning of Section 13(d) of the Exchange Act), or (y) more than 50% of the assets of the Company and its subsidiaries (measured on a consolidated basis).

Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that you and the Company have Pre-Existing Relationships, and that nothing in the Standstill will restrict or restrain you or your affiliates from conducting business activities with respect to the Company that are the same or similar to the business activities of you and your affiliates with respect to the Company in the past, including but not limited to the negotiation, acquisition, disposition, and allocation of ownership or other rights and interests with respect to the Company’s top-level domains.

You acknowledge and agree that you are aware (and that your Representatives are aware or, upon providing any Confidential Information to such Representatives, will be advised by you) that Confidential Information being furnished to you contains material, non-public information regarding the Company and that the United States securities laws prohibit any persons who have such material, non-public information from purchasing or selling securities of the Company on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.

You agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement except for the rights and obligations specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

Except as provided for above with respect to the Standstill, the Company reserves the right to assign all of its rights, powers and privileges under this Agreement (including, without limitation, the right to enforce all of the terms of this Agreement) to any person who consummates a Sale Transaction.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that any breach of this Agreement by you or any of your Representatives would result in irreparable harm to the Company, that money damages would not be a sufficient remedy for any such breach of this Agreement and that the Company shall be able to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. You further agree to waive, and to use your best efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this Agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of a breach of any obligations under this Agreement by you or your Representatives, you shall, immediately following the discovery of such breach, give notice to the Company of the nature of such breach and, upon consultation with the Company, take commercially reasonable necessary steps to limit the extent of such breach.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Courts located in the County of New York for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States District Courts located in the County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement is expressly and irrevocably waived.

This Agreement constitutes the entire agreement between the parties hereto regarding a Possible Transaction, Confidential Information related thereto and the Standstill, supersedes all negotiations and agreements, oral or written, made prior to the execution hereof with respect thereto, and may not be amended or terminated except pursuant to a written agreement and duly executed by the parties hereto. No waiver of any provision of this Agreement shall be effective unless in writing and any such waiver shall affect only the matter specifically identified therein and shall not extend to any other matter. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement may be executed in counterparts, each such counterpart shall be deemed an original and all such counterparts shall together constitute one instrument. This Agreement shall expire two (2) years from the date first written above.

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Rightside Group, Ltd.

By:

Name:	Taryn Naidu
Title:	CEO

Accepted and agreed as of
the date first written above:

Donuts Inc.
By:

Name:	Bruce Jaffe
Title:	CEO

FIRST AMENDMENT TO LETTER AGREEMENT

THIS FIRST AMENDMENT TO LETTER AGREEMENT (this “First Amendment”) is dated effective as of May 25, 2017, between Rightside Group, Ltd., a Delaware corporation (“Rightside”) and Donuts Inc., a Delaware corporation (“Donuts”). Unless otherwise expressly defined in this First Amendment, all capitalized terms used will have the meanings set forth in the Agreement (as defined below).

WHEREAS, on March 27, 2017, Rightside and Donuts entered into a letter agreement (the “Agreement”) pursuant to which Rightside provided certain Confidential Information to Donuts in connection with a Possible Transaction; and

WHEREAS, Rightside and Donuts desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rightside and Donuts hereby agree as set forth below.

1.	The following is added as a new paragraph following the paragraph at the end of the third page of the Agreement beginning, “In consideration of...”

“Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit you or your affiliates from (i) making, amending or withdrawing non-public proposals to the Company regarding a Possible Transaction or (ii) entering into any discussions, negotiations, arrangements, understandings or agreements with the Company regarding a Possible Transaction so long as such communication is made confidentially and would not be reasonably expected to require public disclosure.”

2.	Except as modified in this First Amendment, the Agreement will remain in full force and effect.

3.	Rightside and Donuts each represents and warrants to the other that it has the right, power and authority to enter into this First Amendment.

4.	Rightside and Donuts hereby agree that electronic signatures are valid and binding.

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be signed by a duly authorized agent of each party, the day and year first above written.

RIGHTSIDE GROUP, LTD.		DONUTS INC.

By:		By:

Name:	TARYN NAIDU	Name:	Bruce Jaffe

Title:	CEO	Title:	President and CEO